EXHIBIT 23

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-110191) pertaining to the 2002 Stock Option and Stock Appreciation Rights Plan of Infocrossing, Inc. and subsidiaries, Registration Statement (Form S-8 No. 333-46720) pertaining to the Amended and Restated 1992 Stock Option and Stock Appreciation Rights Plan of Infocrossing, Inc. and Registration Statements (Form S-3 No. 333-45663, Form S-3 No. 33-94040 and Form S-3 No. 333-110173) of
our report dated February 13, 2004, with respect to the consolidated financial statements and schedules of Infocrossing, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

                                               /S/ ERNST & YOUNG LLP
                                               ---------------------
                                               Ernst & Young, LLP
New York, New York
March 29, 2004